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                                                                    EXHIBIT 99.3

                               IXYS CORPORATION


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ________ __, 1998

     The undersigned hereby appoints DR. NATHAN ZOMMER and MR. ARNOLD AGBAYANI, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of IXYS Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of IXYS Corporation to be held at 3540 Bassett Street, Santa Clara, California 95054 on ______, ______ __, 1998 at ____ a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PROPOSAL 1:  To approve and adopt the Agreement and Plan of Merger and
             Reorganization, dated as of March 6, 1998 as amended (the "Merger Agreement"), by and among Paradigm Technology, Inc., a Delaware corporation ("Paradigm"), Paradigm Enterprises, Inc., a Delaware corporation and a wholly-owned subsidiary of Paradigm ("Merger Subsidiary"), and IXYS Corporation ("IXYS") and to approve the merger of Merger Subsidiary with and into IXYS upon the terms and subject to the conditions of the Merger Agreement (the "Merger").

     [_] FOR                     [_] AGAINST                 [_] ABSTAIN


PROPOSAL 2:  To approve an amendment to IXYS' Amended and Restated Certificate of Incorporation to provide that the Merger does not constitute a liquidation under the IXYS Amended and Restated Certificate of Incorporation.

     [_] FOR                     [_] AGAINST                 [_] ABSTAIN

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                       Management recommends a vote FOR
                               Proposals 1 and 2

DATED
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                                                   SIGNATURE(S)

                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.